EXHIBIT (99.2)

2006 2007	FINANCIAL STATEMENTS FOR THE YEAR ENDED MARCH 31, 2007 FINANCEMENT-QUÉBEC

[THIS PAGE INTENTIONALLY LEFT BLANK.]

TABLE OF CONTENTS

MANAGEMENT’S REPORT	5

AUDITOR’S REPORT	6

FINANCIAL STATEMENTS	7

INCOME AND RETAINED EARNINGS	7

BALANCE SHEET	8

CASH FLOWS	9

NOTES TO THE FINANCIAL STATEMENTS	10

[THIS PAGE INTENTIONALLY LEFT BLANK.]

Financement-Québec	Financial Statements 2006-2007

MANAGEMENT’S REPORT

The financial statements of Financement-Québec have been drawn up by the management of the Corporation, which is responsible for their preparation and their presentation, including significant judgements and estimates. This responsibility includes choosing appropriate accounting practices that satisfy Canadian generally accepted accounting principles. The financial information contained in the rest of the operational report agrees with the information given in the financial statements.

To carry out its responsibilities, the management of the Corporation maintains a system of internal accounting controls designed to provide reasonable assurance that assets are protected and that operations are correctly accounted for in a timely fashion, are duly approved and are such as to produce reliable financial statements.

The management of the Corporation acknowledges that it is responsible for managing the affairs of the Corporation in accordance with the laws and regulations that govern it.

The Board of Directors must oversee how the Corporation’s management carries out the responsibilities incumbent on it in terms of financial information and it has approved the financial statements.

The Auditor General of Québec has audited the Corporation’s financial statements in accordance with Canadian generally accepted auditing standards and his report sets out the nature and extent of this audit and expresses his opinion.

Original signed

Executive Vice President

Original signed

President and Chief Executive Officer

Québec City, June 8, 2007

Financement-Québec	Financial Statements 2006-2007

AUDITOR’S REPORT

To the Minister of Finance,

I have audited the balance sheet of Financement-Québec as at March 31, 2007 and the statement of income and retained earnings as well as the statement of cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Corporation as at March 31, 2007 and the results of its operations and its cash flows for the year then ended, in accordance with Canadian generally accepted accounting principles. As required by the Auditor General Act (R.S.Q., c. V-5.01), I report that, in my opinion, these principles have been applied on a basis consistent with that of the preceding year.

Auditor General of Québec,

Original signed

Renaud Lachance, CA

Québec City, June 8, 2007

Financement-Québec	2006-2007 Financial Statements

FINANCIAL STATEMENTS

Income and Retained Earnings

For the fiscal year ended March 31, 2007

(Thousands of dollars)

	2007	2006
NET INTEREST INCOME
Interest on loans	555 561	517 404
Amortization of discounts and premiums on loans	683	668
Interest on borrowings and advances	(581 985)	(524 203)
Amortization of discounts and premiums on borrowings and advances	4 822	8 233
Interest on current investments	22 484	4 183

	1 565	6 285

OTHER OPERATIONS
Net issue expenses charged to borrowers	4 867	5 661
Administration expenses charged to borrowers	2 455	2 543

	7 322	8 204

	8 887	14 489
OPERATION AND ADMINISTRATION EXPENSES
Wages, salaries and allowances	283	245
Professional, administrative and other services	177	89
Transportation and communications	3	—
Agreement with the Financing Fund	698	577
Depreciation of tangible fixed assets	—	1
Other	45	10

	1 206	922
NET EARNINGS	7 681	13 567
RETAINED EARNINGS AT THE BEGINNING	66 648	53 081
RETAINED EARNINGS AT THE END	74 329	66 648

Financement-Québec	2006-2007 Financial Statements

Balance Sheet

(Thousands of dollars)

	March 31, 2007	March 31, 2006
ASSETS
Loans (note 3)	12 096 002	11 014 245
Accrued interest on loans	190 410	171 082

	12 286 412	11 185 327
Cash position	35	100
Current investments (note 4)	47 925	—
Accounts receivable	897	302

	12 335 269	11 185 729
LIABILITIES
Borrowings (note 5)	11 056 000	9 914 680
Advances from the Consolidated Revenue Fund (note 6)	1 003 839	1 011 154
Accrued interest on borrowings and advances	180 978	168 852
Deferred premiums and discounts on borrowings and advances	7 660	12 534
Accounts payable	633	56
Deferred income	1 830	1 805

	12 250 940	11 109 081
EQUITY
Capital stock (note 8)	100	100
Contributed surplus	9 900	9 900
Retained earnings	74 329	66 648

	12 335 269	11 185 729

The notes are an integral part of the financial statements.

FOR THE BOARD OF DIRECTORS

Original signed

Executive Vice President

Original signed

President and Chief Executive Officer

Financement-Québec	2006-2007 Financial Statements

Cash Flows

For the fiscal year ended March 31, 2007

(Thousands of dollars)

	2007	2006
OPERATING ACTIVITIES
Net earnings	7 681	13 567
Adjustments for:
Amortization of discounts and premiums on loans	(683)	(668)
Amortization of discounts and premiums on borrowings and advances	(4 822)	(8 233)
Depreciation of tangible fixed assets	—	1

	2 176	4 667

Changes in non-cash items related to operating activities
Accrued interest on loans	(19 328)	(6 583)
Accounts receivable	(595)	(80)
Accrued interest on borrowings and advances	12 126	6 434
Accounts payable	577	(7 460)
Deferred income	25	(562)

	(7 195)	(8 251)

Cash flows from operating activities	(5 019)	(3 584)

INVESTING ACTIVITIES
Loans	(2 495 063)	(2 548 898)
Loan repayments	1 413 989	1 074 292

Cash flows from investing activities	(1 081 074)	(1 474 606)

FINANCING ACTIVITIES
Short-term borrowings	11 363 973	7 896 285
Long-term borrowings	2 526 848	2 000 000
Repayments of advances from the Consolidated Revenue Fund	(7 315)	(746 769)
Repayments of long-term borrowings	(998 180)	—
Repayments of short-term borrowings	(11 751 373)	(7 677 185)

Cash flows from financing activities	1 133 953	1 472 331
CHANGE IN CASH AND CASH EQUIVALENTS	47 860	(5 859)
CASH AND CASH EQUIVALENTS AT THE BEGINNING	100	5 959
CASH AND CASH EQUIVALENTS AT THE END (note 9)	47 960	100

The notes are an integral part of the financial statements.

Financement-Québec	2006-2007 Financial Statements

NOTES TO THE FINANCIAL STATEMENTS

1.    Constitution, Purpose and Financing

Financement-Québec (the Corporation) was incorporated under the Act respecting Financement-Québec (R.S.Q., c. F-2.01) which entered into force on October 1, 1999. The Corporation is a legal person with share capital and is a mandatary of the State.

The Corporation's main purpose is to supply financial services to public organizations covered by its act of incorporation. It finances them directly by granting them loans or by issuing debt securities on their behalf. It advises them to facilitate their access to credit and to minimize their financing costs and, to that end, it develops financing programs. It may also manage the financial risks of these organizations, in particular cash flow risks and exchange risks. The Corporation may also provide public organizations with technical services regarding financial analysis and management.

The Corporation charges loan issuance expenses to borrowers to offset those incurred by the Corporation on borrowings made. The Corporation also charges administration expenses to borrowers. The level of expenses charged is subject to government approval.

Financement-Québec issues debt securities that are guaranteed by the Québec government.

Financement-Québec is subject neither to Québec nor to Canadian income tax.

Financement-Québec	2006-2007 Financial Statements

2.    Accounting Principles

In accordance with Canadian generally accepted accounting principles, the preparation of the Corporation’s financial statements requires that management make use of accounting estimates and assumptions. These have an impact on the recognition of assets and liabilities, the presentation of assets and contingency liabilities on the date of the financial statements and the recognition of proceeds and expenses during the period covered by the financial statements. The actual results may differ from these estimates.

Current Investments

Current investments are recorded at the lesser of cost and market value.

Deferred Income and Expenses

Deferred income and expenses are amortized over the remaining term of each security using the straight-line method.

Currency Translation

Borrowings and advances from the Consolidated Revenue Fund denominated in foreign currencies and repayable in Canadian currency under currency swap contracts are determined at the exchange rate stipulated in such contracts.

Cash and Cash Equivalents

The Corporation presents, under cash and cash equivalents, bank balances and current investments that are easily convertible in the short term into a known amount of cash whose value is not likely to change significantly.

Financement-Québec	2006-2007 Financial Statements

Financial Derivatives

Financement-Québec uses financial derivatives to manage interest rate and exchange risks. It is the policy of the Corporation not to use financial derivatives for trading or speculative purposes.

The Corporation documents in due form the relations between hedging instruments and hedged items by associating all the financial derivatives used in hedging operations with specific assets and liabilities shown on the balance sheet or to cash flows. The risk management strategy and objective on which the various hedging operations are based are also documented. It also methodically determines, both when implementing the hedge and subsequently, whether the derivatives used in hedging operations effectively offset the changes in fair values or cash flows of the hedged items.

Where the financial derivative is specified and proves effective in hedging both changes in fair values and changes in cash flows, the gains and losses are posted to the appropriate items in the income statement at the same time as those associated with the hedged assets or liabilities.

In the event that a derivative no longer satisfies the hedging conditions, the realized and unrealized gains and losses associated with the derivatives that have expired or have ceased to be effective prior to maturity are deferred on the balance sheet items and recognized in the results of the period during which the underlying hedging operation is recognized. If a specified hedged item is sold, cancelled or matures before the related derivative matures, any realized or unrealized gain or loss on such derivative is recognized in the income statement. In the event that the financial derivative becomes eligible once again for hedge accounting, any fair value previously recorded in the balance sheet is amortized in the income statement over the remaining life of the hedged item.

Financement-Québec	2006-2007 Financial Statements

3.    Loans

Borrowers

(Thousands of dollars)

	March 31, 2007	March 31, 2006
School boards	4 585 250	4 055 874
General and vocational colleges	1 485 858	1 397 474
Institutions and development agencies of the health and social services network	4 012 394	3 822 944
University institutions and others	2 012 500	1 737 953

	12 096 002	11 014 245

Repayable in Canadian currency

(Thousands of dollars)

Due in Fiscal year
2007	—	807 972
2008	326 057	350 455
2009	1 564 302	1 689 158
2010	1 818 582	1 952 933
2011	424 766	453 848
2012 – 2033	7 962 295	5 759 879

	12 096 002	11 014 245

Maturities and interest rates on loans made by the Corporation are, with a few exceptions, identical to those of advances received from the Consolidated Revenue Fund and the borrowings contracted for this purpose taking into consideration currency and interest rate swap contracts. However, depending on the amounts available, the Corporation may make new loans from the repayments of matured loans. These new loans are made at interest rates and maturities that may differ from the conditions of the advance or borrowing initially received.

The balance of discounts and premiums on loans to be amortized over subsequent years was $1 234 949 as at March 31, 2007.

Financement-Québec	2006-2007 Financial Statements

4.    Current Investments

Current investments, recorded at cost, consist of three discount notes at fixed interest rates of 4.1781%, 4.1970% and 4.2191% respectively. These investments will mature during the next fiscal year.

5.    Borrowings

(Thousands of dollars)

Due in Fiscal year	March 31, 2007		March 31, 2006
	Amount	Rate (%)	Amount
Repayable in Canadian currency
2007	—		1 385 580
2008	500 000	3.74 to 4.107; variable[1]	500 000
2009	1 105 500	4.7814 to 5.9515; variable[1]	1 105 500
2010	1 500 000	3.849 to 4.8683; variable[1]	1 500 000
2011	400 000	3.779 to 4.2075	400 000
2012	1 900 000	4.16 to 5.2764; variable[1]	1 900 000
2013	1 020 000	4.134 to 5.0625	200 000
2014	1 781 000	4.108 to 4.843; variable[1]	500 000
2015	400 000	4.3172 to 4.7203	200 000
2016	509 400	4.2978 to 6.393	509 400
2035	225 900	5.25; variable[1]	—

	9 341 800		8 200 480

Plus: Currency swap contracts in Canadian currency	1 714 200		1 714 200
Total in Canadian currency	11 056 000		9 914 680

Repayable in United States currency
2013	782 000	5.391 to 5.82	782 000

Less: Currency swap contracts in Canadian currency	782 000		782 000
Total in United States currency	—		—
Amount carried forward	11 056 000		9 914 680

Financement-Québec	2006-2007 Financial Statements

Due in Fiscal year	March 31, 2007			March 31, 2006
	Amount	Rate (%)		Amount
Balance forward	11 056 000			9 914 680

Repayable in euros
2009	932 200	4.9005 to 5.861; variable	[2]	932 200

Less: Currency swap contracts in Canadian currency	932 200			932 200
Total in euros	—			—
Total borrowings	11 056 000			9 914 680

Note:	All these borrowings are repayable solely at maturity. All borrowings are long-term borrowings and are guaranteed by Québec.
1	Rate of 3-month bankers’ acceptances plus a spread varying between minus 0.0175% and plus 0.268%.
2	Rate of 3-month bankers' acceptances plus 0.387706% and 0.319%.

Financement-Québec	2006-2007 Financial Statements

6.    Advances from the Consolidated Revenue Fund

(Thousands of dollars)

Due in Fiscal year	March 31, 2007		March 31, 2006
	Amount	Rate (%)	Amount
Repayable in Canadian currency
2008	395 508	6.50	395 508
2009	5 000	6.98	5 000
2010	388 498	5.50 to 11.00	389 073
2012	64 428	9.5	65 962
2023	150 405	9.375	152 145

	1 003 839		1 007 688

Plus: Currency swap contracts in Canadian currency	—		3 466
Total in Canadian currency	1 003 839		1 011 154

Repayable in United States currency

2007	—		3 466

Less: Currency swap contracts in Canadian currency	—		3 466
Total in United States currency	—		—
Total advances from the Consolidated Revenue Fund	1 003 839		1 011 154

The amounts of principal payments to be made on advances from the Consolidated Revenue Fund over the next five fiscal years are as follows:

(Thousands of dollars)

Fiscal year	Amount
2008	399 356
2009	8 848
2010	390 624
2011	3 274
2012	60 032

Financement-Québec	2006-2007 Financial Statements

7.    Financial Instruments

Financement-Québec uses interest rate swap contracts to manage interest rate risks on its financial intermediation activities. Interest rate swap contracts give rise to the periodic exchange of interest payments without an exchange of the reference face amount on which the payments are based and are recorded as an adjustment to the interest expense on the hedged borrowing instrument. The volume of interest rate swap contracts in Canadian currency as at March 31, 2007 is $15 705 million (March 31, 2006: $13 960 million).

Financement-Québec also uses currency swap contracts to manage its risk exposure under certain borrowing instruments denominated in foreign currencies. The Corporation shows currency swap contracts as hedging of its firm commitments to pay the principal and interest on the debt denominated in foreign currencies, failing which it would be exposed to a foreign exchange risk. Exchange gains and losses on the principal covered by swap contracts are offset by corresponding exchange losses and gains on the debt denominated in foreign currencies.

The fair value of Financement-Québec’s assets and liabilities as at March 31, 2007 was valued by discounting cash flows at the market rate for similar fixed-rate securities. Interest rate and currency swap contracts are used solely for hedging purposes and are valued in the same way as assets and liabilities.

(Millions of dollars)

	March 31, 2007		March 31, 2006
	Book value	Fair value	Book value	Fair value
Borrowings and Advances
Borrowings	11 056	11 104	9 915	9 856
Advances from the Consolidated Revenue Fund	1 004	1 113	1 011	1 139
Currency swap contracts	—	154	—	249
Interest rate swap contracts	—	(20)	—	(20)
Total for borrowings and advances	12 060	12 351	10 926	11 224
Loans
Total for loans	12 096	12 343	11 014	11 230

The value of other asset and liability financial instruments corresponds essentially to book value in view of their nature or the short-term maturity of these instruments.

Financement-Québec	2006-2007 Financial Statements

8.    Capital Stock

Description

Authorized:

1 000 000 shares with a face value of $100 each.

Issued and paid for:

1 000 shares : $100 000

The Corporation's shares are held by the Minister of Finance of Québec.

9.    Cash Flows

(Thousands of dollars)

	2007	2006
Cash and cash equivalents
Cash position	35	100
Current Investments	47 925	—

	47 960	100

Interest paid by the Corporation during the year amounted to $570 458 232 (2006: $518 362 498).

10.    Related Party Transactions

In addition to the related party transactions already disclosed in the financial statements and recorded at exchange value, the Corporation is related to all the ministries and special funds as well as all the organizations and enterprises controlled directly or indirectly by the Québec government or subject either to joint control or to significant common influence by the Québec government. All the Corporation’s business transactions with these related parties were carried out in the normal course of its activities and under usual business conditions. These transactions are not separately disclosed in the financial statements.